UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2016

EVINE Live Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations.

On August 24, 2016, EVINE Live Inc. (the “Company”) issued a press release announcing its financial results for the second quarter ended July 30, 2016. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)          On August 18, 2016, the Board of Directors of the Company (the “Board”) appointed Robert Rosenblatt, Chairman of the Board and interim Chief Executive Officer, to serve as the Chief Executive Officer of the Company, commencing on August 18, 2016. Landel Hobbs, the current Vice Chairman of the Board, will replace Mr. Rosenblatt as the Chairman of the Board, although Mr. Rosenblatt will remain a director on the Board.

Mr. Rosenblatt, age 59, has served as the Company’s interim Chief Executive Officer since February 8, 2016 and as the Chairman of the Board since June 2014. Mr. Rosenblatt has more than 25 years of leadership experience at a number of leading retail organizations, including Tommy Hilfiger, HSN (formerly the Home Shopping Network) and Bloomingdale’s. During the end of 2012 through mid-May of 2013, Mr. Rosenblatt was Interim President of Ideeli.com, a flash sales company based in New York that was sold to Groupon. As Group President and Chief Operating Officer of Tommy Hilfiger Corporation, he grew revenues and profitability and built the company’s first transactional web site. Mr. Rosenblatt co-managed the process which culminated in the Tommy Hilfiger Company successfully being sold to Apax Partners in 2006. Mr. Rosenblatt also previously served as Chief Financial Officer, Chief Operating Officer and President of HSN. Mr. Rosenblatt introduced and built HSN’s online operation, which achieved profitability within three months of inception. As Chief Financial Officer at Bloomingdale’s, Mr. Rosenblatt was responsible for financial reporting, financial planning and administrative management. For the past nine years, Mr. Rosenblatt has been the Chief Executive Officer of Rosenblatt Consulting, LLC, which specializes in helping investment firms determine value in both public and private companies in the consumer products sector, as well as helping retail firms maximize profitability. Mr. Rosenblatt currently serves or has served on several public and private boards in the retail and technology industry including PepBoys (NYSE: PBY), RetailNext, Newgistics, ERA (Electronic Retailing Association) and I.Predictus. In addition, Mr. Rosenblatt previously taught at FIT (Fashion Institute of Technology) as an Adjunct Professor.

There are no arrangements or understandings between Mr. Rosenblatt and any other person or persons pursuant to which Mr. Rosenblatt was appointed as Chief Executive Officer. Mr. Rosenblatt does not have a family relationship with any member of the Board or other executive officer of the Company nor is he a party to any transactions with related persons that would be required to be disclosed under applicable SEC regulations.

In connection with his appointment as Chief Executive Officer, Mr. Rosenblatt has entered into an Executive Employment Agreement as described below and incorporated into this Item 5.02(c).

(e)           On August 18, 2016, the Company entered into an Executive Employment Agreement with Mr. Rosenblatt (the “Employment Agreement”). The Employment Agreement provides for a two year initial term, followed by automatic one-year renewals. Pursuant to the Employment Agreement Mr. Rosenblatt will receive an initial base salary of $750,000 per year, and, provided that certain annual performance goals are met, a cash bonus of $750,000 payable upon completion of the fiscal year ending January 28, 2017. Thereafter, Mr. Rosenblatt will be entitled to cash bonuses of at least 100% of his base salary if the target performance goals established by the Board are achieved. Mr. Rosenblatt is eligible to participate in the Company’s fiscal year 2016 annual cash incentive plans and programs as are generally provided to the senior executives of the Company and as are in effect from time to time. Mr. Rosenblatt also received a long term incentive equity grant equal to 150% of Mr. Rosenblatt’s base salary, comprised of 50% stock options and 50% performance units. Specifically, Mr. Rosenblatt was granted options to purchase 375,855 shares of Company common stock, which shall vest in annual one third increments starting on March 28, 2017 at an exercise price of $1.60, and 231,799 performance units which shall be issuable in shares of Company common stock, the number of which is tied to the achievement of certain relative total shareholder return performance goals. The award agreements evidencing the long term incentive equity grant provide for accelerated vesting upon Mr. Rosenblatt’s termination with good reason or termination without cause within 12 months of a change of control.

The Employment Agreement also provides Mr. Rosenblatt with an initial equity award of 625,000 shares of restricted stock under the Company’s 2011 Omnibus Incentive Plan with a fair value of approximately $1,000,000. The award will vest as follows: one third on the effective date of the Employment Agreement and the other two thirds to vest in two equal parts upon the achievement of certain specified performance goals relating to a) an increase in stock price and b) length-of-service requirements.

To assist with Mr. Rosenblatt’s commute to the Company’s headquarters in Eden Prairie, Minnesota, the Employment Agreement provides that the Company will reimburse Mr. Rosenblatt for his commuting, temporary housing and transportation costs, and will pay an additional amount to make Mr. Rosenblatt whole for taxes on such reimbursement amounts. The Employment Agreement also provides that the Company will reimburse Mr. Rosenblatt for up to $20,000 in reasonable and documented legal expenses and other costs associated with the negotiation of his employment arrangements.

In the event of a termination by the Company of Mr. Rosenblatt’s employment during the term of the Employment Agreement without cause (other than as a result of death or disability) or by Mr. Rosenblatt with good reason, he will receive severance benefits consisting of a cash severance payment equal to one and one-half times the sum of Mr. Rosenblatt’s base salary during the 12-month period immediately preceding the termination plus one times his target annual incentive bonus, to be determined based on such base salary. In the event of a termination due to a change in control, the multiple will be increased to two times Mr. Rosenblatt’s base salary during the 12-month period immediately preceding the termination plus two times the greater of the target annual incentive bonus he received for the immediately preceding fiscal year or the target annual incentive bonus determined based on his base salary. The severance will be paid in equal installments or, following a change in control, in a lump sum, subject in each case to a six month delay to the extent required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended. He will also receive a pro-rated annual cash incentive award to the extent the performance goals are achieved, if the Company does not renew the Employment Agreement or if Mr. Rosenblatt’s employment with the Company terminates as a result of a change of control, continued group health, dental and life insurance benefits for 18 months (24 months following a change in control) at no cost to Mr. Rosenblatt and pro-rata vesting of any long-term incentive awards, subject to the achievement of any performance goals.

The foregoing description of the Executive Employment Agreement with Mr. Rosenblatt summarized above is a summary only, and is qualified in its entirety by the document filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.            Other Events.

On August 18, 2016, the Company issued a press release relating to the matters described under Item 5.02 above. A copy of the press release is filed as Exhibit 99.2 hereto.

Item 9.01.            Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Executive Employment Agreement between EVINE Live Inc. and Robert Rosenblatt, dated August 18, 2016.

99.1	Press Release dated August 24, 2016 (furnished)

99.2	Press Release dated August 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 24, 2016		EVINE LIVE INC.

	By:	/s/ Damon Schramm
Damon Schramm Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Employment Agreement between EVINE Live Inc. and Robert Rosenblatt, dated August 18, 2016.

99.1	Press Release dated August 24, 2016 (furnished)

99.2	Press Release dated August 18, 2016.